Exhibit 10.249




January 23, 2002


Mr. H. Marshall Schwarz
Apartment 6-A
1220 Park Avenue
New York, New York 10128


Dear Marshall:

As a result of your discussions with Jeff Maurer and me, this letter details the terms of our agreement ("Agreement") relative to your employment status with U.S. Trust Corporation and The Charles Schwab Corporation (together with any affiliated entity, collectively the "Company"). References in this letter agreement to "U.S. Trust" that do not designate a particular U.S. Trust entity, mean the appropriate U.S. Trust Corporation subsidiary as the context requires.

1. As of close of business on February 28, 2002, you will voluntarily step down from and are relieved of your current responsibilities as Chairman and any other employment positions you hold (hereafter, "Separation from Employment"). Also on that same date, you are deemed to have resigned as an Officer and, except as set forth in 1(a) and 1(b) below, all board positions, committee positions and other positions you may hold. The date your employment ends is the "Separation Date."

     (a) Notwithstanding your Separation from Employment or the provisions of paragraph 12(h) of that certain Executive Employment Agreement and Covenant Not to Compete entered into by and among U.S. Trust
          Corporation, The Charles Schwab Corporation and you ("Employment Agreement") you will remain a member of the U.S. Trust Corporation and United States Trust Company of New York Boards of Directors until the earlier of (i) your resignation; (ii) your 72nd birthday; (iii) your death, incapacity or other inability to perform your duties as a board member; or (iv) you are removed from the board as result of appropriate board action due to unsatisfactory performance or breach of duty.

     (b) Notwithstanding the above, you will remain a member of The Charles Schwab Corporation Board of Directors, subject to the same terms and conditions that currently apply to you, until the expiration of the current board term. After the expiration of the current board term you will not seek election for any subsequent term without the prior express written consent of the Co-Chief Executive Officers of The Charles Schwab Corporation.

2. In consideration for the promises and other consideration provided by you, U.S. Trust will provide you with a one-time lump-sum payment in the amount of two million five hundred thirty three thousand three hundred thirty-three dollars ($2,533,333) less usual and customary taxes, withholding and authorized deductions. Said payment will be made on or before June 30, 2002. You will also receive options to purchase 51,233 shares of stock of The Charles Schwab Corporation ("Options"). The Options shall possess the same exercise price, vesting schedule, expiration date and such other particulars as set forth in the U.S. Trust Retention Bonus Program.

3. For purposes of the Employment Agreement your Separation from Employment shall be treated as a separation by mutual consent pursuant to paragraph 12(e) of said Employment Agreement.

4. You acknowledge that the amounts referred to in paragraph 2 above are, with the exception of any accrued and vested benefits, including without limitation, those under any plan or agreement described in this Agreement below or in Schedule A attached hereto, in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of the Company, including, but not limited to, the Employment Agreement, the 1990 Change in Control and Severance Policy for Top Tier Officers of United States Trust Company of New York and Affiliated Companies, as amended and restated effective as of October 22, 1996, 1990 Change in Control and Severance Policy for Officers and Employees of United States Trust Company of New York and Affiliated Companies, as amended and restated effective as of October 22, 1996, the U.S. Trust Retention Bonus Program, the Executive Incentive Plan of U.S. Trust Corporation and any incentive compensation plans. You expressly agree that you are not entitled to receive any other payments or benefits under any contract, plan, policy, agreement, program, practice or otherwise, including but not limited to those listed in this paragraph, in exchange for receipt of benefits under this Agreement. Specifically excepted from this agreement is a normal and customary director's fee for any directorship you may hold.

5. 1992 Stock Incentive Plan: You will continue to vest in any stock options previously granted to you until your Separation Date, in accordance with the terms and conditions of the applicable Plan documents. Under the provisions of The Charles Schwab Corporation 1992 Stock Incentive Plan, you retain the right to exercise vested options plan for a specific period of time after your Separation Date. Any stock options that are not vested as of your Separation Date are immediately cancelled. Please refer to your Stock Option Agreement(s) and Plan documents to determine how your rights apply to exercising your options.

Restricted Shares: You will continue to vest in any restricted shares granted to you until your Separation Date in accordance with the terms and conditions of the applicable Plan documents. Restricted shares not vested as of your Separation Date will be forfeited as provided by the applicable Plan documents. Please refer to your Restricted Share Agreement(s) and Plan documents for further information.

6. In the event of your death prior to your Separation Date, your Separation Date will be changed to the date of your death and the Company will pay to your estate any amounts due to you under paragraph 2 of this Agreement.

7. Through your Separation Date, you will continue to be eligible for all regular employee insured benefits (excluding Short and Long Term Disability, except as otherwise required by law) on the same terms and conditions as the other plan participants in accordance with the terms of each plan. Commencing with your Separation Date you will be entitled to the health and life insurance benefits provided all qualified retirees of U.S. Trust.

8. A payment representing the amount of unused vacation and floating holiday time you accrued through February 28, 2002 will be included in your last salary payment.

9. Should there be any outstanding advances, loans or other obligations which you owe the Company, or any of its parent(s), and/or its/their affiliates or subsidiaries, such amounts must be repaid by your Separation Date (except as provided above regarding 401(k) loans). If you have not repaid such amount, you expressly agree that any outstanding amount due at your Separation Date may be deducted from any payment(s) otherwise due you under this Agreement. You agree that you nonetheless remain responsible for repayment if an amount is outstanding after the offset.

10. In the event you incur travel or other business expenses after your Separation Date related to Company business or your duties as a director, reimbursement for such expenses will be approved or disapproved in accordance with the travel and entertainment expense policies then in effect.

11. You acknowledge that by reason of your employment, you had access to and did receive knowledge of the Company's trade secrets and proprietary and confidential  information  ("Confidential  Information").  You  acknowledge  and affirm your obligations to maintain the confidentiality of Confidential Information and not to use it or to disclose it to any third party in the future. You understand and agree that the term "Confidential Information" includes, but is not limited to, customer identity, customer account, personal or business information, customer lists, lead information, employee information (employment, personal, financial or account information), employee lists, know-how, computer hardware or software configuration or design, research and development, product designs, plans and/or methods (whether currently in use or in development), source codes, future developments, costs, profits, account valuation, pricing and pricing structure, technical, marketing, business, financial, or other information which constitute trade secret information, or information not available to competitors of the Company, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company. You agree that this paragraph is not intended to limit any definition of "Confidential Information" in any prior written confidentiality agreement you signed as a condition of your employment. You also agree that Confidential Information is a valuable and unique asset which is actively protected and that unauthorized use and/or disclosure of Confidential Information would cause immediate and irreparable harm.

12. You expressly agree that any attempt on your part to induce any employee, consultant or contractor to leave his/her assignment or employment with the Company, or any other effort by you to interfere in those relationships will be harmful and damaging to the Company. Therefore you agree that for a period of twelve (12) months after your Separation Date, you will not in any way (directly or indirectly), on your own behalf of any other person or entity: (1) solicit, induce or attempt to solicit or induce, any employee, consultant or contractor of the Company to leave his or her employment or assignment; (2) otherwise interfere with or disrupt the employment or contract relationship with the Company; (3) recruit, solicit, entice or hire away any employee, consultant or contractor of the Company; or (4) hire or engage any employee, consultant or contractor of the Company, or any former employee of the Company whose employment ceased less than one (1) year before the date of such hire or engagement.

13. You further acknowledge your continuing obligations pursuant to paragraph 8 (Covenant Not to Compete), paragraph 10 (Intellectual Property Rights) and paragraph 11 (Media Communication and Non-Disparagement) of the Employment Agreement.

14. You also agree that you will return to Therese Kelly, Senior Vice President, or her designee any and all originals and copies of documents (including hard copy and electronic documents, disks, and files) that you received, obtained and/or created as part of your employment (excluding information you received about your insured benefits or other benefit programs)(collectively "Files"), and that you will return all Company property, including but not limited to Company sponsored credit cards and/or calling cards, telephones, pagers, Palm Pilots, laptops and other computer software and/or hardware, keys and identity badges, by no later than March 15, 2002. Notwithstanding the foregoing, you may maintain Files on U.S. Trust premises, sharing access thereto with U.S. Trust personnel, as long as you are a director of U.S. Trust or maintain an office at U.S. Trust.

15. U.S. Trust will provide you with office space, on a space available basis, and administrative support, on an as needed basis, until such time as you notify U.S. Trust that you no longer require such resources.

16. You understand that the benefits you receive under this Agreement are in lieu of and a substitute for any severance benefits you may have been eligible to receive under U.S. Trust Severance Program.

17. RELEASE: In exchange for the promises contained in this Agreement, you, your heirs, executors, representatives, successors and assigns (referred to collectively as "You"), fully release and discharge The Charles Schwab Corporation, U.S. Trust Corporation, their parent(s), subsidiaries and affiliates and/or their directors, officers, shareholders, agents, servants, employees, successors, and assigns (referred to collectively as "Schwab") from any and all claims for monetary or other damages or any other form of recovery or relief, whether or not known, suspected or claimed, which You have or hereafter may have against Schwab, including but not limited to claims for attorneys' fees and costs, and causes of action with respect to, or arising out of, your employment or separation from employment with Schwab. This release includes, but is not limited to, claims arising under:

     (1)  any federal, state or local fair employment practice law,
     (2)  any unemployment insurance law,
     (3)  any disability benefits law,
     (4)  any workers' compensation law,
     (5)  any wage law,
     (6)  the Age Discrimination in Employment Act,
     (7) any local, state or federal civil rights laws that prohibit discrimination on the basis of age, color, race, gender, sex, marital status, national origin, mental or physical disability, religion, ancestry, or veteran status or any other form of discrimination (and, for employees in New Jersey, the Conscientious Employee Protection
          Act),
     (8)  the Employment Retirement Income Security Act, or
     (9) any other statute, law, rule, regulation, ordinance, executive order, contract or tort.

You waive and release the right to institute a lawsuit, arbitration, or other judicial or quasi-judicial action in accordance with the law. With respect to any charges, complaints, petitions or claims that have been or may be filed by you concerning events or actions relating to your employment or separation from employment, and which events or actions occurred on or before the date You sign this Agreement, You expressly waive and release any right You may have to recover monetary or other damages (including equitable relief) or any other form of recovery or relief in any lawsuit, investigation, hearing, or proceeding of any kind brought by You, an administrative agency, or any other person on Your behalf or which includes You in any class. If you breach this paragraph, You understand that You will be liable for all expenses, including costs and attorneys' fees, incurred by Schwab (if Schwab prevails) in defending any lawsuit, arbitration, charge, complaint, petition or claim. This paragraph 17 is not intended to limit you from pursuing an action for the sole purpose of enforcing this Agreement. You understand that this Agreement constitutes a release by You of any and all claims and causes of action of any nature or description which You have or may have arising up to and including the date You execute this Agreement, whether or not You have asserted any or all such claims or causes of action. However, nothing in this agreement is intended to alter the agreement between you and US Trust dated August 15, 2001 ("August Agreement") to provide the payment of legal fees in the event of pending or threatened litigation addressed in the August Agreement. Nor is anything in this paragraph 17 intended to limit your right to reimbursement for legal fees or other costs with respect to any actual or threatened proceeding to the extent provided in the By-laws, certificate of incorporation or any resolution of U.S. Trust or The Charles Schwab Corporation.

18. Except as specifically set forth herein, you expressly agree that You intend this Agreement to extend to all claims, unknown and/or unsuspected, and to all unanticipated injuries and/or damages, as well as to those claims, injuries or damages which are now known to or suspected by You, that arose before the date You signed this Agreement. This Agreement shall remain in effect as a full and complete release notwithstanding the discovery or existence of any additional or different facts.

19. You understand and agree that the terms and conditions of this Agreement, the existence of this Agreement and the circumstances giving rise to it are confidential and that you will not discuss, orally or in writing, the fact of this Agreement, any aspect of this Agreement or the circumstances giving rise to it with anyone other than your immediate family, attorney, CPA, or financial advisor (with instructions to them that they are bound to maintain the confidentiality of the terms and conditions of the Agreement), unless you are subpoenaed or otherwise required by law to disclose the terms or conditions. If You or your above referenced representatives receive legal notice that disclosure is being sought, you will immediately provide Schwab with notice of the potential disclosure (which notice must be prior to the disclosure). Nothing in this provision is intended to undermine obligations you or Schwab may have to comply with applicable banking or securities laws, rules and/or regulations.

20. You further agree that you will refrain from taking actions or making written or oral statements regarding Schwab, which could or would:

-    Disparage or defame the goodwill or reputation,
-    Adversely affect the morale of other employees,
-    Impact the ability to attract qualified candidates, or
- Affect the relationship with its analysts, investors, rating agencies, media representatives, external consultants or any other entity which could have influence over its reputation, shareholder value or market share.

You also agree that you will refrain from acting as a source (attributable or otherwise) or engaging in any dialogue with the media, regarding your experiences with or at Schwab that in any way would or could be injurious or detrimental to any Schwab entity or affiliated person, or regarding any information you may have acquired (first hand or otherwise) concerning Schwab operations, marketing or advertising strategies or plans, financial performance, recruitment or retention strategies and/or internal policies and procedures.) Nothing in this paragraph is intended to undermine obligations you or Schwab may have to comply with applicable banking and/or securities laws, rules and/or regulations.

21. You agree that you will continue to cooperate (before and after your Separation Date) with the Company in all inquiries and/or investigations (internal, regulatory or otherwise) and on all claims, litigation or arbitration pertaining to the Company's business or relationships, regardless of whether the Company is or becomes a named party. In that event, the Company will reimburse you for reasonable travel expenses in accordance with the travel policies then in effect and will reimburse you for reasonable legal fees incurred by you to the extent you determine, with the approval of the Company (such approval not to be unreasonably withheld), that it is appropriate for you to have independent legal advice or representation in connection therewith. This reimbursement is for your convenience. The Company confirms its expectation that you will provide truthful information in accordance with this paragraph.

22. In the event that any amounts payable under paragraph 2 of this Agreement, any amounts referred to in paragraph 4 of this Agreement, any amount payable under the Employment Agreement, or any other payments or benefits to which you are entitled from the Company are subject to the excise tax imposed under
Section 4999 of the Internal Revenue Code (the "Excise Tax"), the Company shall pay you an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax and any Federal, state and local income and employment tax and Excise Tax upon the payment provided by this paragraph, shall be equal to the amount you would have received had the Excise Tax not been imposed.

23 All rights and obligations under the Split Dollar Insurance Agreement dated December 21, 1998 between U.S. Trust Corporation and you (the "Split Dollar Agreement") shall survive this Agreement and your separation from the Company. The Company agrees that it will report consistently with any election permitted by IRS Notice 2002-8, or the regulations to be issued announced in such Notice, made by the trustee under your trust indenture dated March 3, 1998 with respect to the income taxation of the insurance provided under the Split Dollar Agreement. The Company further agrees that it will provide such information with respect to the financial performance of the insurance policy acquired under the Split Dollar Agreement as such trustee shall from time to time reasonably request.

24. By entering into this Agreement, the Company does not admit any liability to you or any other person arising out of or attributable to your employment at the Company or the ending of that employment. The Company expressly denies any and all such liability and denies it has engaged in any wrongful act.

25. You confirm that you have been supplied with and have read a copy of this Agreement and understand its terms, that you have been advised to consult with an attorney before signing this Agreement, that you fully understand the content and effect of this Agreement, and that you enter into this Agreement voluntarily. You also confirm that you have been given at least twenty-one (21) days in which to consider the terms of this Agreement (which 21 day period begins on the date you were first provided with a copy of the original Agreement for review and signature), and that you approve and accept the terms and knowingly and voluntarily agree to be bound by them. This notice is provided in accordance with the Age Discrimination in Employment Act.

26. For a period of seven (7) calendar days after you sign this Agreement, you are entitled to revoke it, and this Agreement will not become effective or enforceable until that seven-day period has expired without a revocation by you. To revoke this Agreement, please deliver to me a writing requesting revocation. The writing must be physically received by me within 7 calendar days of the date of your signature on this Agreement in order to be effective.

27. This Agreement is severable. If a provision or a portion of a provision is found legally unenforceable or invalid, the remaining portions and provisions of this Agreement remain enforceable and shall be enforced to the full extent of the law.

28. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

29. This Agreement, the August Agreement, and the surviving provisions of the Employment Agreement constitute the complete understanding between you and Schwab as to the subject matter contained herein and supercedes any other agreements or understandings, whether written or verbal. No other subsequent promises or agreements shall be binding unless they are reduced to writing and are signed by you and an authorized Schwab Officer, except as otherwise provided above.

Marshall, if the terms of this Agreement are satisfactory, please date, sign and initial this document in the space provided below and on the following page. Please do not make any other marks on the Agreement. The signed original should be returned to Charles Fergusson, Senior Vice President, United States Trust Company of New York, 114 West 47th Street, New York, New York 10036 in the enclosed envelope on or before March 1, 2002. I have included a copy for your files. Once you return the signed and initialed original, I will initial it as well and provide you with a copy of the fully executed document. Please feel free to contact me should you have any questions.


Very truly yours,

/s/ David S. Pottruck
------------------------
David Pottruck
President and Co-Chief Executive Officer
The Charles Schwab Corporation






AGREED: /s/ H. Marshall Schwarz                        DATE:    2/28/02
        ------------------------                            --------------------
          H. Marshall Schwarz

                                   Schedule A
                                   ----------
                               H. Marshall Schwarz
                              A/O January 10, 2002





Account                                                   Balance as of 1/10/02*

Benefit Equalization Plan of U.S. Trust Corp.               $       2,689,528.73
--------------------------------------------------------------------------------
Executive Deferred Compensation Plan of U.S. Trust Corp.            5,846,263.12
--------------------------------------------------------------------------------
Long Term Performance Plan of U.S. Trust Corp                       1,628,943.83
--------------------------------------------------------------------------------
U.S. Trust Corporation 401(k) Plan - 401(k)                         2,335,761.09
--------------------------------------------------------------------------------
U.S. Trust Corporation 401(k) Plan - ESOP                             267,303.94
--------------------------------------------------------------------------------
U.S. Trust Corporation 401(k) Plan - ESOP Diversification             267,492.46
------------------------------------------------------------====================
Total                                                          $   13,035,293.17
--------------------------------------------------------------------------------

*Amounts will change with changes in market values, additions and withdrawals.

In addition:

1) Rights under the Split Dollar Insurance Agreement dated December 21, 1998, between U.S. Trust Corporation and H.M. Schwarz

2)   Rights to a pension pursuant to the terms of the U.S. Trust Retirement Plan